UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KEURIG GREEN MOUNTAIN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	03-0339228 (I.R.S. Employer Identification No.)

33 Coffee Lane

Waterbury, Vermont 05676

(802) 244-5621

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael J. Degnan, Esq.

Chief Legal Officer and Corporate General Counsel

Keurig Green Mountain, Inc.

33 Coffee Lane

Waterbury, Vermont 05676

(802) 244-5621

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following registration statement of Keurig Green Mountain, Inc., a Delaware corporation (f/k/a Green Mountain Coffee, Inc. and Green Mountain Coffee Roasters, Inc.) (the “Registrant”), on Form S-3 (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•                  Registration Statement No. 333-160974, registering an indeterminate amount and number of common stock, $.10 par value per share, preferred stock, without par value, warrants to purchase common stock, preferred stock and/or debt securities, and debt securities consisting of debentures, notes or other evidence of indebtedness, which registration statement was filed with the SEC on August 3, 2009.

On March 3, 2016, pursuant to that certain Agreement and Plan of Merger, dated as of December 6, 2015 (the “Merger Agreement”), by and among the Registrant, Acorn Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands (“Parent”), Maple Holdings Acquisition Corp., a Delaware corporation, and, solely for purposes of Article IX of the Merger Agreement, JAB Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands, the Registrant became a wholly-owned subsidiary of  Parent.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statement.

Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant that had been registered for issuance but remain unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waterbury, Vermont, on this 3rd day of March, 2016. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

KEURIG GREEN MOUNTAIN, INC.

By:	/s/ Michael J. Degnan
Name:	Michael J. Degnan
Title:	Chief Legal Officer, Corporate General Counsel and Secretary